INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38152 and 333-61114 of Harleysville Savings Financial Corporation on Form S-8 of our report dated October 17, 2001, incorporated by reference in this Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2001.




DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 19, 2001